Exhibit 5.1

Tel-Aviv,  September 11, 2024

SuperCom Ltd.
3 Rothschild Street
Tel Aviv 6688106
Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel to SuperCom Ltd., a company organized under the laws of the State of Israel (the “Company”) in connection with the Company’s Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, by a certain selling stockholder named in the Registration Statement of up to an aggregate of 1,143,599 ordinary shares, par value NIS 50 per share (the “ordinary shares”), issuable upon the exercise of unregistered warrants to purchase an aggregate of 1,143,599 ordinary shares, consisting of (i) 475,291 warrants at an exercise price of $10 per share originally issued in a private placement on March 31, 2023; (ii) 212,500 warrants at an exercise price of $9 per share originally issued in a private placement on January 19, 2024; (iii) 50,000 warrants at an exercise price of $8.008 per share originally issued in a private placement on April 16, 2024; and (iv) 405,808 warrants at an exercise price of $7.6 per share originally issued in a private placement on April 18, 2024 (collectively, the “Warrants” and the ordinary shares issuable in connection with the exercise of Warrants, the “Warrant Shares”).

In connection herewith, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion, and we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, and such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based on the foregoing, we advise you that in our opinion that the Warrant Shares have been duly authorized, and when issued, delivered and paid for in accordance with the terms and conditions of the Registration Statement and the Warrants, will be validly issued, fully paid and non‑assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

The opinion set forth above is subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours, S. FRIEDMAN, ABRAMSON & CO. Advocates